Exhibit 3.1

BRIGGS & STRATTON CORPORATION
AMENDMENT TO BYLAWS
AS ADOPTED ON APRIL 21, 2016

Article XI is hereby added to the Bylaws:

ARTICLE XI.   EXCLUSIVE FORUM FOR ADJUDICATION OF DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Wisconsin Business Corporation Law or the Articles of Incorporation or these Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Circuit Court for Milwaukee County, Wisconsin (or if the Circuit Court does not have jurisdiction, the U.S. District Court for the Eastern District of Wisconsin - Milwaukee Division).